United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Admendment No._____)*

                        ANNALY MORTGAGE MANAGEMENT, INC.
                        --------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   035710409
                                   ---------
                                 (CUSIP Number)

CUSIP No.  035710409                                         13G

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1  NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
      DePrince, Race & Zollo, Inc.
      59-3299598

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                          (a) [x]
                                          (b)
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Incorporated in the State of Florida

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             5 SOLE VOTING POWER
NUMBER OF                                 652,200
SHARES
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BENEFICIALLY 6 SHARED VOTING POWER
OWNED BY                                  none
EACH

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REPORTING    7 SOLE DISPOSITIVE POWER
PERSON                                    652,200
WITH
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             8 SHARED DISPOSITIVE POWER
                                          none
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     $ 5,380,650

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      No

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.16%

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12 TYPE OF REPORTING PERSON*

      IA

                                  SCHEDULE 13 G

ITEM 1.
(a) Annaly Mortgage Management, Inc.

(b)   1500 Harbor Blvd Weehawken, NJ 07087

ITEM 2.
(a) DePrince, Race & Zollo, Inc.

(b) 201 S. Orange Ave, Suite 850
    Orlando, FL 32801

(c) USA

(d) common stock

(e) 035710409

ITEM 3.
(e) X

ITEM 4. OWNERSHIP
(a) $5,380,650
(b) 5.16%
(c) (i)    652,200 shares
    (iii)  652,200 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
N/A

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Date:  February 8, 1999


                                          /s/ JOHN D. RACE
                                          ---------------------
                                                      Signature
                                          JOHN D. RACE - PARTNER
                                          ----------------------
                                                     Name/Title